EXHIBIT 99.1

LAZARE KAPLAN INTERNATIONAL INC. ANNOUNCES PLAN OF COMPLIANCE EXTENSION TO MAY 31, 2010 AND RECEIPT OF DEFICIENCY LETTER

New York, NY – January 29, 2010 – Lazare Kaplan International Inc. (the “Company”) announced today that, pursuant to a Letter dated January 25, 2010 (the “Letter”) it received from NYSE Regulation (the “Staff”) on behalf of NYSE AMEX LLC (the “Exchange”), the Staff granted the Company an extension until May 31, 2010 (the “Extension Period”) to regain compliance with the Exchange’s continued listing standards.  The Company will be subject to periodic review by the Staff during the Extension Period. Failure of the Company to make progress consistent with the Plan or to regain compliance with the continued listing standards by the end of the Extension Period could result in the Company being delisted from the Exchange.  As previously announced by the Company, on December 31, 2009, the Company submitted to the Staff, on behalf of the Exchange, a supplement to its Plan of Compliance originally submitted to the Staff on October 7, 2009 (the “Plan”), requesting an extension of the Exchange’s delisting deadline to May 31, 2010.

Additionally, the Letter also related to the Company’s failure to timely file its Quarterly Report on Form 10-Q (the “Q2 Form 10-Q”) for the quarter ended November 30, 2009. The Company filed with the Securities and Exchange Commission a Notification of Late Filing on Form 12b-25 pertaining to its Quarterly Report on Form 10-Q (the  “Q2 Form 10-Q”) for the quarter ended November 30, 2009. The Company has yet to file the Q2 Form 10-Q.  In the Letter, the Staff informed the Company that the timely filing of the Q2 Form 10-Q is a condition for the Company’ continuing listing on the Exchange, as required by Sections 134 and 1101 of the Exchange’s Company Guide (the “Company Guide”).  The Company’s failure to file the Q2 Form 10-Q is a material violation of its listing agreement with the Exchange. Pursuant to 1003(d) of the Company Guide, the Exchange is authorized to suspend, and unless prompt corrective action is taken, remove the Company’s common stock from the Exchange.

Lazare Kaplan International Inc. sells its diamonds and jewelry products through a worldwide distribution network. The Company is noted for its ideal cut diamonds, which it markets internationally under the brand name, Lazare Diamonds®.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results.  Those risks include a softening of retailer or consumer acceptance of, or demand for, the Company's products, pricing pressures, adequate supply of rough diamonds, liquidity, inability to make progress consistent with the Plan, and other competitive factors.  These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.  The information contained in this press release is accurate only as of the date issued.  Investors should not assume that the statements made in these documents remain operative at a later time.  Lazare Kaplan International Inc. undertakes no obligation to update any information contained in this news release.